Exhibit 99.1

CONTACT:	Connie Hamblin	RELEASE:	July 24, 2012
(616) 772-1800

GENTEX REPORTS SECOND QUARTER FINANCIAL RESULTS

ZEELAND, Michigan, July 24, 2012 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based lighting and driver-assist systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported financial results for the second quarter and first six months ended June 30, 2012.

For the second quarter of 2012, the Company’s net sales increased by 15 percent to $280.3 million compared with $243.0 million in the second quarter of 2011. For the first six months of 2012, the Company’s net sales increased by 16 percent to $571.0 million compared with $493.9 million for the same six-month period in 2011.

The gross margin declined on a sequential basis to 33.1 percent in the second quarter of 2012 compared with 34.7 percent in the first quarter of 2012. The gross margin also decreased on a quarter-over-quarter basis from 35.2 percent in the second quarter of 2011 to 33.1 percent in the second quarter of 2012. These declines in the gross profit margin were primarily due to the impact of annual customer price reductions and product mix, partially offset by purchasing cost reductions.

Net income for the second quarter of 2012 increased six percent to $40.8 million, compared with net income of $38.5 million in the second quarter of 2011. Net income for the first six months of 2012 increased by eight percent to $87.1 million, compared with $80.8 million in the first six months of 2011.

Earnings per diluted share were 28 cents in the second quarter of 2012 compared with 27 cents per share in the second quarter of 2011. Earnings per diluted share were 60 cents for the first six months of 2012 compared with 56 cents in the first six months of 2011.

“While we are pleased with the growth in net sales in the second quarter, we recognize that we have work to do to improve the gross profit margin,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer. “The results from the second quarter of 2012 also demonstrate that we have reduced the rate of increase in our operating expenses, due to a focused effort to make sure those expenses are in line with the Company’s top line revenue growth.”

Rear Camera Display Update

Gentex Rear Camera Display (RCD) Mirrors have always been sold to automakers that use multiple options for where they install the display for the rear camera. The Company recently confirmed that four of its customers are changing their primary RCD display location from the mirror to a radio display location in the center console, with two of those customer changes to materially impact RCD mirror unit shipments negatively in the 2013 calendar year. The RCD location changes at the other two customers will materially impact RCD unit shipments negatively beginning in calendar year 2014.

As previously announced, the Company’s solution to meet the pending Kids Transportation Safety Act (“KTSA”) requirement is RCD Mirrors, which display high-resolution, color images of the area directly behind the vehicle via an automaker-specified camera.

The pending KTSA requirement that all new vehicles in the United States will be required to be equipped with cameras and rear camera displays by September 2014 has been delayed three times. The Company does not believe there has been any change to its understanding that the pending rule currently resides at the Office of Management and Budget, and that the final rule still is currently expected by December 31, 2012.

As a result of the KTSA delays, and the uncertainties that they have created in the automotive market, the Company continues to believe that RCD Mirror unit shipments will be approximately flat for calendar year 2012 versus 2011.

SmartBeam® and Driver Assist Camera Products Update

SmartBeam is the Company’s high beam headlamp assist product that optimizes forward visibility by automating high-beam usage, which allows drivers to better identify and react to potential hazards in the road ahead.

Currently, Gentex SmartBeam products are predominantly sold in Europe. Given that fact and based on the latest IHS June 2012 forecast for light vehicle production, it is now expected that SmartBeam unit shipments will increase by approximately 20-25 percent in calendar year 2012 compared with calendar year 2011. This downward revision to the Company’s previous 2012 SmartBeam guidance is primarily due to lower take rates and option package changes at certain European customers, and the decline in European light vehicle production on vehicle models that offer SmartBeam.

Gentex also recently began shipping auto-dimming mirrors with a new, camera-based driver-assist system for the 2013 Ford Explorer. This program was the first of a number of driver-assist awards that the Company expects to announce this year. This new Gentex driver-assist system uses a multi-function camera combined with algorithmic decision-making to perform automatic high beam control, lane keeping and driver alert. The system was developed in conjunction with Mobileye, a global pioneer in the development of vision-based driver assistance systems.

On June 25, 2012, American Vehicular Sciences LLC (“AVS”) filed four patent infringement complaints in the Eastern District of Texas, each of which name Gentex and at least one of two of its customers as co-defendants. The Company has not yet been served with the complaints, but we are currently evaluating the allegations of infringement. In two of the four complaints, AVS alleges that Gentex’s SmartBeam product infringes one patent owned by AVS. In the other two complaints, AVS alleges that Gentex’s monitoring system products infringe two other patents owned by AVS. The Company is uncertain of what impact, if any, the above claims may potentially have on our business.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by 19 percent in the second quarter of 2012 compared with the second quarter last year. Automotive net sales increased by 15 percent from $238.2 million in the second quarter of 2011 to $274.8 million in the second quarter of 2012. In addition, the Company is experiencing increased volatility with customer orders in the near term.

Auto-dimming mirror unit shipments increased by 33 percent in North America in the second quarter of 2012, compared with the second quarter of 2011, primarily as a result of increased mirror unit shipments to the Japanese transplant and the Detroit Three automakers. North American light vehicle production increased by 25 percent in the second quarter of 2012 compared with the same prior-year quarter. However, there was variability in vehicle production levels within certain domestic automakers, ranging from flat to slightly up.

Auto-dimming mirror unit shipments to offshore automakers increased by 10 percent in the second quarter of 2012 compared with the same quarter last year. The increase in unit shipments was primarily due to increased mirror unit shipments to certain Japanese automakers. Light vehicle production in Europe decreased by approximately ten percent in the second quarter of 2012, and increased by 34 percent in Japan and Korea in the second quarter of 2012, compared in each case with the same quarter last year.

Total auto-dimming mirror unit shipments increased by 17 percent in the first six months of 2012 compared with the first six months last year. Automotive net sales increased by 16 percent from $484.5 million in the first six months of 2011 to $560.5 million in the first six months of 2012.

Auto-dimming mirror unit shipments increased by 25 percent in North America in the first six months of 2012, compared with the first six months of 2011, primarily as a result of increased mirror unit shipments to the Detroit Three as well as certain Japanese and European transplant automakers. North American light vehicle production increased by 21 percent in the first six months of 2012 compared with the same prior-year period. Again, there was variability in vehicle production levels within certain domestic automakers, ranging from flat to slightly up.

Auto-dimming mirror unit shipments to offshore customers increased by 12 percent in the first six months of 2012 compared with the same period last year. The increase in unit shipments was primarily due to increased mirror unit shipments to certain European and Japanese automakers. Light vehicle production in Europe decreased by approximately six percent in the first six months of 2012, and increased by 34 percent in Japan and Korea in the first six months of 2012, compared in each case with the same period last year.

Other net sales increased by 13 percent to $5.4 million for the second quarter of 2012 compared with the same quarter last year, primarily due to an increase in dimmable aircraft window net sales, partially offset by decreased fire protection net sales.

Other net sales increased by 10 percent to $10.5 million for the first six months of 2012 compared with the same period last year, primarily due to an increase in dimmable aircraft window net sales, partially offset by decreased fire protection net sales.

The increase in dimmable aircraft window net sales for the second quarter and first six months of 2012 was primarily due to increased shipments of dimmable windows for the Boeing 787 Dreamliner series of aircraft. Fire protection net sales continue to be impacted by the relatively weak commercial construction market.

Future Estimates

Gentex Chief Financial Officer Steve Dykman provided certain guidance for 2012.

“Our estimate for net sales for the third quarter of 2012 is approximately in the range of flat to an increase of five percent compared with the third quarter of 2011, based on IHS’s June 2012 forecast for light vehicle production levels,” said Dykman.

The Company continues to experience increased volatility in customer orders within the 12-week customer release window, with some of its customers, including the tier 1 mirror suppliers, reducing orders at the last minute, making it increasingly difficult to forecast with any degree of certainty.

The Company has also been experiencing increased pricing pressure, resulting in a trend moving toward the higher end of the range for annual customer price reductions that has previously been disclosed by the Company.

Based on the Company’s expected net sales for the third quarter of 2012, Dykman said that the Company currently expects that its gross profit margin for the third quarter of 2012 will increase sequentially by approximately  1/2 (0.5) percentage point compared with the gross profit margin of 33.1 percent reported in the second quarter of 2012, primarily due to increased production efficiencies.

He also said that the Company’s guidance for growth in operating expenses is now more in line with historic growth rates. The Company currently expects Engineering, Research and Development expense to increase by approximately ten percent in the third quarter of 2012, compared with the third quarter last year. Additionally, Selling, General and Administrative expense is currently expected to increase by approximately five percent for the third quarter of 2012, compared with the third quarter of 2011. This estimate is based on stable foreign exchange rates.

The Company’s current forecasts for light vehicle production for each of the following periods in 2012 compared with the same periods in 2011 are based on IHS Automotive’s June 2012 forecast for light vehicle production in North America, Europe and Japan and Korea:

Light Vehicle Production (per IHS Automotive June 2012 light vehicle production forecast)
Region	Third quarter of 2012	Third Quarter of 2011	% change
North America	3.4 million vehicles	3.2 million vehicles	+ 8%
Europe	4.2 million vehicles	4.5 million vehicles	- 8%
Japan and Korea	3.5 million vehicles	3.3 million vehicles	+ 4%

Light Vehicle Production (per IHS Automotive June 2012 light vehicle production forecast)
Region	Calendar Year 2012	Calendar Year 2011	% change
North America	14.9 million vehicles	13.1 million vehicles	+ 13%
Europe	18.9 million vehicles	20.2 million vehicles	- 6%
Japan and Korea	14.1 million vehicles	12.5 million vehicles	+ 12%

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the global automotive industry, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “hopes”, “likely,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, the pace of economic activity in the United States and in international markets, employment and other general economic conditions; worldwide automotive production; the maintenance of the Company’s market share; the ability to control costs, including the ability to achieve purchasing and manufacturing cost reductions, control and leverage fixed overhead costs, and maintain margins; and the ability to control E,R&D and S,G&A expenses. Additionally, these risks include competitive pricing pressures; the mix of products purchased by customers; the market for and the success of certain of the Company’s mirror products (e.g. Rear Camera Display, SmartBeam®, other camera-based driver-assist and lighting-assist products), including vehicle model penetration and option take rates; intellectual property litigation risk; the ability to continue to make product innovations; customer inventory management; currency fluctuations; interest rates; equity prices; the financial strength/stability of the Company’s customers (including their Tier 1 suppliers); potential impact of supply chain disruptions including but not limited to those caused by natural disasters and any other part shortages; potential sale of OEM business segments or suppliers; potential customer (including their Tier 1 suppliers) bankruptcies; and other risks identified in the Company’s other filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Second Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based lighting- and driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company’s net sales are derived from the sale of auto-dimming mirrors to every major automaker in the world. Visit the Company’s web site at www.gentex.com.

GENTEX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited) Three Months Ended June 30,		(unaudited) Six Months Ended June 30,
	2012	2011	2012	2011
Net Sales	$280,255,548	$243,001,541	$570,962,310	$493,947,438
Cost of Goods Sold	187,498,242	157,376,970	377,378,511	318,006,130

Gross Profit	92,757,306	85,624,571	193,583,799	175,941,308
Engineering, Research & Development	22,792,503	20,245,757	46,007,637	39,160,518
Selling, General & Administrative	12,452,571	12,131,922	24,562,967	23,443,024

Income from Operations	57,512,232	53,246,892	123,013,195	113,337,766
Other Income	(3,167,483)	(4,501,176)	(6,453,843)	(7,865,564)

Income Before Provision for Income Taxes	60,679,715	57,748,068	129,467,038	121,203,330
Provision for Income Taxes	19,913,176	19,275,899	42,355,915	40,398,279

Net Income	$40,766,539	$38,472,169	$87,111,123	$80,805,051

Earnings Per Share
Basic	$0.28	$0.27	$0.61	$0.57
Diluted	$0.28	$0.27	$0.60	$0.56
Weighted Average Shares:
Basic	143,722,329	142,279,210	143,610,898	142,071,203
Diluted	144,741,357	144,196,994	144,854,232	144,063,615
Cash Dividends Declared per Share	$0.13	$0.12	$0.26	$0.24

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30,	Dec 31,
	2012	2011
ASSETS
Cash and Short-Term Investments	$421,654,149	$418,795,011
Other Current Assets	355,086,939	333,497,973

Total Current Assets	776,741,088	752,292,984
Plant and Equipment—Net	326,842,448	282,541,588
Long-Term Investments and Other Assets	150,442,491	141,192,430

Total Assets	$1,254,026,027	$1,176,027,002

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities	$106,012,283	$100,694,500
Long-Term Debt	0	0
Deferred Income Taxes	53,323,686	48,213,981
Shareholders’ Investment	1,094,690,058	1,027,118,521

Total Liabilities & Shareholders’ Investment	$1,254,026,027	$1,176,027,002

AUTO-DIMMING MIRROR UNIT SHIPMENTS (Thousands)
	Second Quarter Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
North American Interior	2,020	1,478	37%	3,942	3,064	29%
North American Exterior	435	366	19%	857	774	11%
Total North American Units	2,455	1,844	33%	4,799	3,837	25%
Offshore Interior	2,582	2,341	10%	5,398	4,806	12%
Offshore Exterior	1,005	909	11%	2,110	1,869	13%
Total Offshore Units	3,587	3,250	10%	7,508	6,675	12%
Total Interior Mirrors	4,602	3,819	21%	9,340	7,869	19%
Total Exterior Mirrors	1,440	1,276	13%	2,967	2,643	12%
Total Mirror Units	6,042	5,094	19%	12,307	10,512	17%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.